FOR IMMEDIATE RELEASE

INTERDIGITAL ANNOUNCES FINANCIAL GUIDANCE
FOR FOURTH QUARTER 2008

KING OF PRUSSIA, PA — December 2, 2008 — InterDigital, Inc. (NASDAQ: IDCC) today announced financial guidance for fourth quarter 2008.  InterDigital® expects fourth quarter 2008 revenue to be in the range of approximately $57.0 million to $60.0 million, including $7.0 million of non-recurring revenue primarily associated with a non-refundable prepayment, made in a prior period, by a licensee who has exited the handset business. This range does not include any potential impact from the recently announced resolution with Samsung or any new agreements during fourth quarter 2008.

“Fourth quarter 2008 reflects the positive traction seen by one of our technology solutions customers for its 3G IC offering, partly offsetting a decline in licensing revenues due to the softening market in Japan,” commented Scott McQuilkin, InterDigital’s Chief Financial Officer.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G, and 802 products worldwide. Additionally, the company offers a family of SlimChip™ high performance mobile broadband modem solutions, consisting of Baseband ICs, Modem IP and Reference Platforms. InterDigital’s differentiated technology and product solutions deliver time-to-market, performance and cost benefits.

For more information, visit: www.interdigital.com

InterDigital is a registered trademark and SlimChip is a trademark of InterDigital, Inc.

This press release contains forward-looking statements regarding current beliefs, plans, and expectations as to the company’s fourth quarter 2008 recurring and non-recurring revenue. Words such as “approximately,” “expects,” “range,” or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to: (i) the unanticipated acceleration in the execution of additional patent license or technology solutions agreements, or amendments to existing patent license or technology solutions agreements, on acceptable terms during fourth quarter 2008; (ii) the accuracy of market sales projections of the company’s licensees, and timely receipt and final reviews of quarterly royalty reports from the company’s licensees and related matters; and (iii) amounts of royalties payable following routine audits, if any, and the timely receipt of such amounts during fourth quarter 2008.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

+1 (610) 878-7800	+1 (610) 878-7800